March 29, 2017

J.P. Morgan Exchange-Traded Fund Trust

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc.(“JPMIM”) hereby agrees to waive fees owed to it or to reimburse each Fund listed on Schedule A through the periods indicated. JPMIM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses (except with respect to JPMorgan Diversified Return Europe Currency Hedged ETF and JPMorgan Diversified Return International Currency Hedged ETF where the expense limitation includes acquired fund fees and expenses), dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, and extraordinary expenses not incurred in the ordinary course of a Fund’s business. In addition, each Fund may invest in one or more money market funds advised by JPMIM or its affiliates (“affiliated money market funds”). JPMIM hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the fees and expenses of the affiliated money market funds incurred by each Fund because of such Fund’s investment in such money market funds.

JPMIM understands and intends that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

/s/ Brian S. Shlissel
By: Brian S. Shlissel

Accepted by:
J.P. Morgan Exchange-Traded Fund Trust

/s/ Frederick J. Cavaliere
By: Frederick J. Cavaliere

[1]	In calculating the interest expense on short sales for purposes of this exclusion, the Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

Fund Name	Expense Cap
JPMorgan Diversified Return Emerging Markets Equity ETF[1]	0.45%
JPMorgan Diversified Return Europe Currency Hedged ETF[1]	0.49%
JPMorgan Diversified Return Europe Equity ETF[1]	0.43%
JPMorgan Diversified Return Global Equity ETF[1]	0.38%
JPMorgan Diversified Return International Currency Hedged ETF[1]	0.49%
JPMorgan Diversified Return International Equity ETF[1]	0.43%
JPMorgan Diversified Return U.S. Equity ETF[1]	0.19%
JPMorgan Diversified Return U.S. Mid Cap Equity ETF[1]	0.24%
JPMorgan Diversified Return U.S. Small Cap Equity ETF[1]	0.29%
JPMorgan Disciplined High Yield ETF[2]	0.40%
JPMorgan Global Bond Opportunities ETF[2]	0.55%

[1]	Expense limitation is in place until at least 2/28/21.
[2]	Expense limitation is in place until at least 6/30/21.

2